Exhibit 10.33

Order To Convert

The Promissory Note ‘Holder’, Douglas Brooks hereby instructs the ‘Maker’ to convert to common shares (stock) of the ‘Maker’, Bravo Multinational Incorporated, “BRVO”, the Promissory Note (plus accrued interest) originally dated October 3rd, 2016 with original principle face value owed to the ‘holder’ in the amount of $441,719.29. As of the date of this notice the face value owed to the holder including all accrued interest is $468,772.82 and is to be converted to common BRVO shares as per the terms of conversion as mutually agreed to and as stipulated by the Board of Directors on November 19, 2018. The shares will be electronically deposited into an account in the ‘Holders’ name at the transfer agent of the ‘Maker’, Transfer Online Inc., located in Portland Oregon. The ‘Holder’ acknowledges that the shares are to be issued as affiliate/restricted, but said shares are not subject to any further holding period (under Rule 144) as the original date on the Promissory Note have sufficiently aged, and the company shall provide written confirmation of this and an irrevocable release authorization as well as a written legal opinion from the companies lawyer, addressed to the transfer agent and the holders broker. Furthermore, no fees and or costs shall be incurred by the current ‘holder’ for the conversion, issuance, release or deposit of these shares to the holder’s broker.

Shares to be issued: Effective date November 19th, 2018

2,343,865 common shares (stock)

Dated and signed on December 4th, 2018

/s/ Douglas Brooks

‘Holder’: Douglas Brooks

/s/ Rich Kaiser

Acknowledgment by ‘Maker’:

Rich Kaiser, Acting CFO

Bravo Multinational Incorporated